Exhibit 99.1

Jack in the Box Inc. Announces Agreement to Sell 55 Quick Stuff® Locations

SAN DIEGO--(BUSINESS WIRE)--June 19, 2009--Jack in the Box Inc. (NASDAQ: JACK) today announced that it has entered into a purchase and sale agreement for 55 of its 61 Quick Stuff® convenience stores and gas stations. The all-cash transaction is expected to be completed by the close of the company’s fiscal year ending September 27, 2009.

In addition, the company is currently in negotiations with several other bidders on the remaining Quick Stuff sites and also expects to complete the disposition of those locations by the end of the current fiscal year.

Disposition of the company’s 61 Quick Stuff stores is expected to result in a charge, net of taxes, of approximately $10 to $14 million, which will be recorded in discontinued operations in the company’s fiscal third quarter 2009 results. The company does not intend to sell any of the Jack in the Box® restaurants adjoining the Quick Stuff locations in connection with these transactions.

Linda Lang, chairman and chief executive officer, said, “The Board and management of Jack in the Box agreed that by selling Quick Stuff, we can focus on maximizing the potential of our Jack in the Box and Qdoba® brands. We appreciate the dedication of all of our Quick Stuff employees, and will look to them to assist in a smooth transition during this process.”

Ray Cleeman, president of SMJ Capital Advisors, LLC, served as exclusive financial advisor to Jack in the Box in connection with the sale of Quick Stuff.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,180 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 480 restaurants in 42 states and the District of Columbia. The company has announced plans to sell its Quick Stuff® chain of 61 convenience stores, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements. These factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291